Exhibit 99.3

For Immediate Release

Rich Yonker
Vitesse
+1.805.388.3700

Amy Feng
The Abernathy MacGregor Group
+1.213.630.6550

Vitesse Announces Retirement of Chief Financial Officer Rich Yonker

Yonker to Remain CFO Until Successor Hired

CAMARILLO, Calif. — May 5, 2011 — Vitesse Semiconductor Corporation (NASDAQ: VTSS), a leading provider of advanced IC solutions for Carrier and Enterprise networks, today announced that Richard C. Yonker, its chief financial officer (CFO), plans to retire from the Company. Mr. Yonker will remain as CFO until his successor is appointed and an orderly transition is completed. Vitesse has initiated a search to fill this position.

“Rich has been a valuable member of our executive team and a partner to me on many pivotal decisions,” said Chris Gardner, CEO of Vitesse. “I personally would like to thank him for his unwavering dedication and commitment to Vitesse. Over the past five years, Rich made a significant contribution to improve the Company’s financial position and the financial management of our business as well as to ensure our future success. His retirement coincides with our recent NASDAQ listing. This is a fitting transition point as Vitesse shifts its focus from resolving past issues to capitalizing on future growth opportunities.”

Mr.Yonker joined Vitesse in 2006 as senior vice president and CFO. During his tenure, he successfully implemented a complete financial restructuring. This included a multi-year reconstruction and restatement of the Company’s financial statements and the development of new financial controls and procedures. Rich also led Vitesse’s debt restructuring activities and cost reduction efforts. As a result, the Company has significantly strengthened its balance sheet and lowered its fixed cost structure. Rich was also instrumental in defining Vitesse’s long-term operating model and path to profitability. All of these efforts ultimately led to the Company’s recent listing on NASDAQ.

“Leading the finance group at Vitesse over the past five years has been an extraordinary experience,” said Rich Yonker. “I have had the good fortune of working with an outstanding management and finance team and I’m proud of our many accomplishments which have contributed to making Vitesse a much stronger company both financially and strategically. I look forward to assisting with a smooth CFO transition and wish all of my colleagues at Vitesse continued success in the future.”

About Vitesse

Vitesse designs, develops and markets a diverse portfolio of high-performance, cost-competitive semiconductor solutions for Carrier and Enterprise networks worldwide. Engineering excellence and dedicated customer service distinguish Vitesse as an industry leader in high-performance Ethernet LAN, WAN, and RAN, Ethernet-over-SONET/SDH, Optical Transport (OTN), and best-in-class Signal Integrity and Physical Layer products for Ethernet, Fibre Channel, Serial Attached SCSI, InfiniBand(R), Video, and PCI Express applications. Additional company and product information is available at www.vitesse.com.

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Vitesse is a registered trademark of Vitesse Semiconductor Corporation in the United States and other jurisdictions. All other trademarks or registered trademarks mentioned herein are the property of their respective holders.